Exhibit 99.1

NEWS
For Immediate Release

Editorial Contact: Joe Horine

614-726-4775

joe.horine@quest.com

QUEST SOFTWARE PROVIDES PRELIMINARY THIRD QUARTER SELECTED

FINANCIAL INFORMATION AND RESTATEMENT UPDATE

ALISO VIEJO, Calif., November 13, 2007 – Quest Software, Inc. (Nasdaq: QSFT) today announced preliminary unaudited financial information for the third quarter ended September 30, 2007. As previously announced, Quest has determined that it will restate its financial results for periods through March 31, 2006, to account for findings of a now-completed investigation into the company’s stock option grant practices conducted by an independent Special Committee.

Quest also announced, as expected, that it received another Nasdaq staff determination letter on November 13, 2007, indicating that Quest is not in compliance with the continued listing requirement set forth in Nasdaq Marketplace Rule 4310(c)(14). The letter was issued in accordance with Nasdaq procedures when Quest did not file its Quarterly Report on Form 10-Q for the period ended September 30, 2007 with the Securities and Exchange Commission by the filing deadline. The company has been given additional time from Nasdaq in order to file all delinquent SEC reports and currently anticipates that it will complete its restatement and related SEC filings by December 31, 2007.

Preliminary Operating Results for Third Quarter

Quest is providing certain unaudited preliminary revenue and balance sheet information as follows (in thousands):

	Sept. 30, 2006	June 30, 2007	Sept. 30, 2007
Revenues:
Licenses	$67,849	$65,752	$70,888
Services	68,866	76,507	82,515

Total Revenues	$136,715	$142,259	$153,403

Cash, cash equivalents and marketable securities	$320,650	$423,582	$366,058	(1)

Quest Software Provides Preliminary Third Quarter Selected Financial Information and Restatement Update	Page 2

(1)	In August 2007 we acquired ScriptLogic Corporation, a privately held company that provides systems lifecycle management solutions for Windows-based networks. Quest used $77.4 million of cash, net of cash acquired, to complete this acquisition.

All financial results described in this release should be considered preliminary, and are subject to change to reflect any necessary corrections or adjustments, or changes in accounting estimates, that are identified prior to the time the company completes the restatement and files its delinquent SEC reports.

Status of Proceedings with Nasdaq

Due to the stock option investigation, the resulting determination to restate prior period financial statements and the company’s internal accounting review, Quest has not filed its Quarterly Reports on Form 10-Q for the second or third quarters of 2006 or the first, second or third quarters of 2007, and has not filed its Annual Report on Form 10-K for the year ended December 31, 2006. As previously disclosed, the Board of Directors of The Nasdaq Stock Market provided the company until November 14, 2007 to file all delinquent periodic reports necessary to regain compliance with Nasdaq’s filing requirements. The company recently advised Nasdaq that it will not be able to satisfy this requirement and requested additional time in order to file all delinquent reports. On November 9, 2007, the company was advised of the Nasdaq Board’s decision to extend the company’s filing deadline until January 9, 2008. There can be no assurance that Nasdaq will provide the company with any additional time, if necessary, or that the company’s Common Stock will remain listed on the Nasdaq Global Select Market.

About Quest Software, Inc.

Quest Software, Inc. delivers innovative products that help organizations get more performance and productivity from their applications, databases and Windows infrastructure. Through a deep expertise in IT operations and a continued focus on what works best, Quest helps more than 50,000 customers worldwide meet higher expectations for enterprise IT. Quest Software can be found in offices around the globe and at www.quest.com.

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Quest and Quest Software are registered trademarks of Quest Software, Inc. The Quest Software logo and all other Quest Software product or service names and slogans are registered trademarks or trademarks of Quest Software, Inc. All other trademarks and registered trademarks are property of their respective owners.

Quest Software Provides Preliminary Third Quarter Selected Financial Information and Restatement Update	Page 3

Forward Looking Statements

This press release contains forward-looking statements, including, without limitation, statements related to the company’s preliminary unaudited financial information and the currently anticipated timing of completion of Quest’s accounting restatement and filings of related periodic reports, as well as statements concerning Nasdaq listing proceedings and potential delisting of Quest’s common stock from the Nasdaq Global Select Market. These forward-looking statements are based upon the company’s current expectations and involve various risks and uncertainties. In particular, the company may be required to make adjustments to its unaudited preliminary third quarter results, as well as to its financial results previously reported for prior periods, and the company’s independent registered public accounting firm must complete its audit and review procedures for all periods. Further risks may arise from the stock option investigation and related matters, including but not limited to, potential fines and penalties, further disruption to Quest’s business and significant legal, accounting, tax and other expenses. The company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein except as required by law.

Web Links Referenced in this Release:

Quest Software, Inc. – www.quest.com